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                                                                      EXHIBIT 5C
                            [AT&T CAPITAL LETTERHEAD]


                                 August 12, 1999

The Chase Manhattan Bank
as Indenture Trustee on behalf of the holders of the Debt Securities (as defined below)
450 West 33rd Street
New York, NY 10001

    Re: U.S. $300,000,000 7.125% Exchange Notes, Series A, Due December 17, 2003

Ladies and Gentlemen:

     I am Assistant General Counsel-Treasury to AT&T Capital Corporation, a corporation organized under the laws of the State of Delaware ("AT&T CAPITAL"). This opinion is being delivered in my capacity as an officer of AT&T Capital and not in my personal capacity.

     I refer to the Registration Statement on Form F-4 (the "REGISTRATION STATEMENT") being filed by Newcourt Credit Group Inc.("NEWCOURT") and AT&T Capital, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"), relating to the registration of Newcourt's U.S. $300,000,000 7.125% Exchange Notes, Series A, Due December 17, 2003 (the "DEBT SECURITIES") guaranteed (the "GUARANTEES") as to payment of principal, premium, if any, and interest by AT&T Capital pursuant to the Guarantee dated as of December 15, 1998 (the "GUARANTEE") issued by AT&T Capital in favor of The Chase Manhattan Bank, as trustee (the "TRUSTEE"). The Debt Securities are to be issued under the Indenture dated as of December 15, 1998 (the "INDENTURE") between Newcourt and the Trustee. Newcourt and AT&T Capital intend to offer, upon the terms and subject to the conditions set forth in the Registration Statement, to exchange (the "EXCHANGE OFFER") $1,000 principal amount of the Debt Securities for each $1,000 principal amount of its 7.125% Notes, Series A, Due December 17, 2003 (the "OLD NOTES"), of which $300,000,000 aggregate principal amount is outstanding.

     This opinion is being delivered to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     I am familiar with the proceedings to date with respect to the proposed issuance and delivery of the Debt Securities and the Guarantees and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.





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August 12, 1999
Page 2

     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed by parties other than Newcourt or AT&T Capital, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. In addition, I have also relied upon the accuracy and completeness of all certificates and other statements, representations, documents, records, financial statements and papers reviewed by me, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in such documents, with respect to the factual matters set forth therein.

     Based on the foregoing, I am of the opinion that when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended and (ii) the Debt Securities shall have been duly executed and authenticated as provided in the Indenture and shall have been duly delivered to the holders of the Old Notes in accordance with the terms and conditions of the Exchange Offer, the Guarantees will constitute legally valid and binding obligations of AT&T Capital enforceable in accordance with the terms of the Guarantee (subject to the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, arrangement, liquidation, conservatorship and moratorium laws and subject to the limitations imposed by other laws and judicial decisions relating to or affecting the rights of creditors generally, to general principles of equity, regardless of whether enforcement is considered in proceedings in equity or at law, and to an implied covenant of good faith and fair dealing).

     I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the offer and exchange of the Debt Securities.

     This opinion is limited to the laws of the United States of America and Delaware corporate law, and I express no opinion with respect to the laws of any state or other jurisdiction. I hereby inform you that I am admitted to practice law only in the State of New Jersey.

     My opinions set forth in this letter are based on the facts in existence and the laws in effect on the date hereof and I expressly disclaim any obligation to update my opinions herein, regardless of whether changes in such facts or laws come to my attention after the delivery hereof.





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August 12, 1999
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     I hereby consent to the filing of this opinion as an Exhibit to the
Registration Statement and to all references to me or this opinion included in or made a part of the Registration Statement. In giving such consent, I do not concede that I am an expert within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

                                Very truly yours,



                                /s/ Eric S. Mandelbaum
                                ----------------------------------
                                Eric S. Mandelbaum
                                Assistant General Counsel-Treasury
                                to AT&T Capital Corporation